Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in the joint proxy statement/prospectus that is made a part of the Registration Statement on Form S-4 of Silgan Holdings Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc., and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 31, 2011